Exhibit 99.1

FOR RELEASE

Unitil Announces Hiring of Chief Financial Officer and Treasurer

HAMPTON, NH, June 18, 2020: Unitil Corporation (“Unitil” or the “Company”) (NYSE:UTL) (www.unitil.com) today announced the hiring of Robert B. Hevert, CFA, as Senior Vice President, effective July 23, 2020. It is anticipated that Unitil’s Board of Directors will appoint Mr. Hevert to the position of Senior Vice President, Chief Financial Officer (“CFO”) and Treasurer of the Company at its upcoming meeting on July 29, 2020. It is also anticipated that Laurence M. Brock, who has served as Unitil’s interim CFO and Treasurer since March 16, 2020, will step down as CFO and Treasurer on July 29, 2020, but will remain as Senior Vice President and will work directly with Mr. Hevert in order to ensure a smooth transition.

Mr. Hevert most recently served as Partner and Practice Area Leader of Rates, Regulation and Planning at ScottMadden, Inc., where he has practiced since 2016. Mr. Hevert was founder and Managing Partner of Sussex Economic Advisors, LLC from 2012 until 2016, and President of Concentric Energy Advisors, Inc. from 2002 until 2012. Mr. Hevert also served in senior positions at Navigant Consulting, Inc. (now, Guidehouse) from 1997 until 2002, and Vice President and Assistant Treasurer at Bay State Gas Company. Mr. Hevert holds a degree in business and economics from the University of Delaware, an MBA from the University of Massachusetts at Amherst, and is a CFA® Charterholder.

“I’m thrilled to have someone with Bob’s character, leadership and experience joining our executive team. Bob’s extensive background in the energy and utility industries including corporate finance, rates and regulatory matters, energy markets and strategic planning make him an ideal choice to lead Unitil’s financial organization,” said Thomas P. Meissner, Jr., Unitil’s Chairman, Chief Executive Officer and President. “I’d also like to thank Larry Brock for all he has done to ensure our continued success, not only through this transition, but over his many years of service.”

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com

Exhibit 99.1

About Unitil Corporation

Unitil Corporation provides energy for life by safely and reliably delivering natural gas and electricity in New England. We are committed to the communities we serve and to developing people, business practices, and technologies that lead to the delivery of dependable, more efficient energy. Unitil Corporation is a public utility holding company with operations in Maine, New Hampshire and Massachusetts. Together, Unitil’s operating utilities serve approximately 106,100 electric customers and 83,900 natural gas customers. For more information about our people, technologies, and community involvement please visit www.unitil.com.

For more information please contact:

Todd Diggins – Investor Relations

Phone: 603-773-6404

Email: diggins@unitil.com

Alec O’Meara – Media Relations

Phone: 603-773-6404

Email: omeara@unitil.com

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com